Exhibit 10.50

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 3rd day of December, 2009, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and CORSAIR MEMORY, INC., a Delaware Corporation (“Tenant”).

RECITALS:

A.         Landlord’s predecessor in interest and Tenant entered into that certain Lease Agreement dated as of June 18, 2005 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located and addressed at 46221 Landing Parkway, Fremont, California (the “Project” or “Building”).

B.         Landlord and Tenant desire to, among other things, extend the term of the Lease, all on the terms and conditions contained herein.

C.         Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.         Extension of Term. The Term of the Lease is hereby extended so as to expire on September 30, 2015 (“New Expiration Date”). The period commencing as of October 1, 2010 (the “Renewal Commencement Date”) and ending as of the New Expiration Date is hereinafter referred to as the “Extended Term”.

2.         Base Rent. Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease; provided, however, effective as of the Renewal Commencement Date and continuing throughout the Extended Term, Tenant shall pay, in accordance with the applicable provisions of the Lease and this Section 2, monthly installments of Base Rent for the Premises as follows:

Period	Monthly Base Rent	Monthly Base Rent Per Rentable Square Foot
October 1, 2010 — September 30, 2011	$22,105.60	$.40

October 1, 2011 — September 30, 2012	$22,658.24	$.41

October 1, 2012 — September 30, 2013	$23,210.88	$.42

October 1, 2013 — September 30, 2014	$24,316.16	$.44

October 1, 2014 — September 30, 2015	$24,868.80	$.45

* Tenant shall have no obligation to pay monthly Base Rent during months 2-4 of the Extended Term. Tenant shall further have no obligation to pay monthly Base Rent for the months of January and February, 2010.

3.         Condition of the Premises. During the Extended Term, subject to Landlord’s performance of the Improvements pursuant to Exhibit “A” attached hereto and any latent defects, Tenant agrees to continue to lease the Premises “As Is.”

4.         Additional Rent. Effective as of the Renewal Commencement Date, the Additional Rent payable by Tenant to Landlord pursuant to the last sentence of Paragraph 4(b) of the Lease shall (i) equal $16,579.20 ($.30 per rentable square foot per annum) for the first year of the Extended Term, and (ii) not increase thereafter by more than three percent (3%) per annum, calculated on a cumulative and compounded basis.

5.         Landlord’s Work. Landlord agrees, at its expense, to perform the improvement/repair work identified on Exhibit “A” attached as soon as reasonably practicable, using building standard materials, procedures and guidelines.

6.         Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 6 shall survive the expiration or earlier termination of the Lease, as hereby amended.

7.         Estoppel. As of the date of this First Amendment, Tenant hereby represents and warrants to Landlord that Tenant is in full compliance with all terms covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and Tenant knows of no events or circumstances which given the passage of time would constitute a default under the Lease by either Landlord or Tenant.

8.         Applicability of Lease. All terms, covenants and conditions of the Lease, except as expressly amended herein, are hereby ratified and shall continue in full force and effect throughout the term of the Lease, including any extension or renewal thereof. The terms, covenants and conditions expressly amended herein shall become effective upon the execution of this First Amendment by both Landlord and Tenant.

9.         Binding Effect. The provisions of this First Amendment shall be binding upon and inure to the benefit of the heirs, representatives, successors and permitted assigns of the parties hereto.

10.         Deleted Provision. Paragraph 56 of the Lease is hereby deleted and of no further force or effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed on the day and date first above written.

LANDLORD:	TENANT:

ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership	CORSAIR MEMORY, INC., a Delaware Corporation

By:/s/ Joaquin de Monet	By: /s/ Nick Hawkins
Name: Joaquin de Monet	Name: Nick Hawkins
Title: President & CEO	Title: CFO

EXHIBIT “A”

TENANT IMPROVEMENTS AND REPAIRS

•	Replace all existing restroom exhaust fans

•	Repair water damage to women’s restroom ceiling (1st Floor)

•	Repair landscape lighting at main lobby

•	Repair water leaks at windows and roof

•	Install two (2) exhaust fans, one (1) for the 1st floor and one (1) for the 2nd floor (central exhaust system each floor)

•	Commencing prior to the Renewal Commencement Date, begin replacement of all A/C units and continue same over a period of thirty-six (36) months

Re-balance HVAC system/units and ducting, as Landlord determines is reasonably necessary, to provide efficient and adequate HVAC to the Premises. Such work may include the following:

A.	First Floor HVAC and Lighting Zones

•	Separate A/C unit for the Engineering Lab

•	Add room 147-A to an HVAC exterior zone

•	Separate light switching for Room Nos. 220A and 221A

B.	Second Floor HVAC and Lighting Zones

•	Room Nos. 206, 205, 204, 203, 202 all on separate A/C unit

•	Room No 209 on separate A/C unit

•	Re-duct and use A/C No. 16 (if sized right) to maintain Room Nos. 222 and 223

•	Re-duct A/C No. 17 for open area Room No. 221

•	Room Nos. 221A, 220A on separate A/C unit

•	Separate light switch for Room No. 147A

Exhibit “A”